UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                   Morgan Stanley Africa Investment Fund, Inc.
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    61744410
                                    --------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88)

                                                                     Page 1 of 5







                                  SCHEDULE 13G

CUSIP NO.   61744410
            --------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CITY  OF  LONDON   INVESTMENT   MANAGEMENT   COMPANY   LTD,  a  company
         incorporated under the laws of England & Wales

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /.
                                                           (b) / /.

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         GREAT BRITAIN

--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER
                                          3,535,400
           NUMBER OF
                                 -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
                                 -------- --------------------------------------
             EACH                7.       SOLE DISPOSITIVE POWER
           REPORTING                      3,535,400
            PERSON
                                 -------- --------------------------------------
             WITH                8.       SHARED DISPOSITIVE POWER
                                          0

-------------------------------- -------- --------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,535,400

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /.

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         22.89%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                     Page 2 of 5








                            STATEMENT ON SCHEDULE 13G


Item 1(a).                  Name of Issuer:

                            Morgan Stanley Africa Investment Fund, Inc.

Item 1(b).                  Address of Issuer's Principal Executive Offices:

                            73 Tremont Street,
                            Boston,
                            Massachusetts, 02108

Item 2(a).                  Names of Person Filing:

                            City of London Investment Management Company Ltd

Item 2(b).                  Address of Principal Business Office or, if none, Residence:

                            10 Eastcheap
                            London EC3M IAJ
                            England

Item 2(c).                  Citizenship:

                            Great Britain

Item 2(d).                  Title of Class of Securities:

                            Common Stock

Item 2(e).                  CUSIP Number:

                            617444104



Item 3.                     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                            (a) / / Broker or Dealer registered under Section 15
                                of the Act
                            (b) / / Bank as defined  in  section  3(a)(6) of the
                                Act
                            (c) / /  Insurance  Company  as  defined  in section
                                3(a)(19) of the Act
                            (d) / / Investment  Company registered under section
                                8 of the Investment Company Act
                            (e) /  X  /  Investment   Advisor  registered  under
                                section 203 of the Investment Advisers Act
                            (f) / / Employee Benefit Plan, Pension Fund which is
                                subject  to  the   provisions  of  the  Employee
                                Retirement   Income  Security  Act  of  1974  or
                                Endowment Fund; see (240.13d-1(b)(ii)(F)  (Note:
                                See Item 7)
                            (g) / / Parent Holding  Company,  in accordance with
                                (240.13d-1(b)(ii)(G).

                                                                     Page 3 of 5








                                (Note: See Item 7)
                            (h) / /    Group,    in    accordance    with   Sec.
                                240.13d-1(b)(ii)(H).

Item 4.  Ownership:

         (a) Amount Beneficially Owned: 3,535,400 as of 30th September, 1997

         (b) Percent of Class: 22.89%

         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 3,535,400

                  (ii) shared power to vote or to direct the vote:     0

                  (iii) sole power to dispose or to direct the disposition of: 3,535,400

                  (iv) shared power to dispose or to direct the disposition of:  0

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7.           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                  By the Parent Holding Company:


Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                                     Page 4 of 5






Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 10th October, 1997
      --------------------
                                                   /s/ D A Fowle
                                                   ------------------
                                                   Name: D.A. Fowle
                                                   Title: Director



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